EXHIBIT 3.1b

FILED
10 SEPT -27 PM 4:13
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF INCORPORATION
In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I                                NAME
The name of the corporation shall be: Diversified Global Holdings Group, Inc.

ARTICLE II                                PRINCIPAL OFFICE

The principal street address and mailing address, if different is:
800 N. Magnolia Ave., Suite 105, Pmb 281,Orlando, Florida 32803.

ARTICLE III PURPOSE

The purpose for which the corporation is organized is: Any and all lawful business.

ARTICLE IV SHARES

The number of shares of stock is:
See Attached Continuation to Article IV.

ARTICLE V INITIAL OFFICERS  AND/OR DIRECTORS
Richard Lloyd, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Vadim Enikeev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Nikolay Uraev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803
James Cohen, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Rustem Likhachev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.

ARTICLE VI                                REGISTERED AGENT
The name and Florida Street address (P.O. Box NOT acceptable) of the registered agent is: Pierce, John G., 800 N. Ferncreek Ave., Orlando, FL 32803.

ARTICLE VII  INCORPORATOR
The name and address of the incorporator is: Pierce, John G., 800 N. Ferncreek Ave., Orlando, FL 32803.

See Attached Continuation (Articles VIII-IX)

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

/s/ John H. Pierce                                                      Date: September 23, 2010
Signature/Registered Agent

/s/ John H. Pierce                                                      Date: September 23, 2010
Signature/Incorporator

Signature:.                                /s/ Mark Schiff        Date: September 23, 2010
Business Filings Incorporated, Incorporator
Mark Schiff, AVP

DIVERSIVIED GLOBAL HOLDINGS GROUP, INC.

CONTINUATION
To
Articles of Incorporation

Continuation to Article IV:

ARTICLE IV.  Shares.

Section 4.1. The total number of shares of stock which this corporation shall have authority to issue is Five Hundred Ten Million (510,000,000),  Five Hundred Million (500,000,000) of which shall be shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) of which shall be shares of preferred stock, par value $0.001 per share.

Section 4.2. Common Stock. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over  the holders of the common stock shall exclusively possess all voting power, and each share of common stock shall have one vote.

Section 4.3. Preferred Stock.

 (a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate when required by the Florida Business Corporation Act (FBCA), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

         (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

         (iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

         (iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of this corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

         (v) the right, if any, of this corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

         (vi) the obligation, if any, of this corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

         (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, in the payment of shares of that series; and

         (viii) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of common stock with respect to the same dividend period.

(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by this corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Florida Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

Continuation to Articles of Incorporation (Articles VIII – IX):

ARTICLE VIII: Elimination of Certain Liability of Directors.

No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to this corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the FBCA, or (d) for any transaction from which the director derived an improper personal benefit. If the FBCA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of this corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended. Neither any amendment, repeal, or modification of this Article VIII, nor the adoption or amendment of any other provision of these Articles of Incorporation or the bylaws of this corporation inconsistent with this Article VIII, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

ARTICLE IX: Indemnification.

Section 9.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) by or in the right of this corporation (collectively, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of this corporation or is or was serving at the request of this corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of this corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by this corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 9.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of this corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the FBCA is hereafter amended to provide for indemnification rights broader than those provided by this Section 9.1, then the persons referred to in this Section 9.1 shall be indemnified and held harmless by this corporation to the fullest extent permitted by the FBCA as so amended (but, in the case of any such amendment, only to the extent that such amendment permits this corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 9.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of this corporation at the time of the determination is entitled to be indemnified and held harmless under Section 9.1 shall be made (a) a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of this corporation at the time of the determination is entitled to be indemnified and held harmless under Section 9.1 shall be made by or as directed by the Board of Directors of this corporation.

Section 9.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article IX shall include the right to require this corporation to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Board of Directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of this corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to this corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 9.1 or otherwise.

Section 9.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of these Articles of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.